RESTATED EMPLOYMENT AGREEMENT

This Restated Employment Agreement (the “Agreement”) dated as of October 1, 2016 is by and between Inception Mining Inc., a Nevada Corporation (the “Company”) and Trent D’Ambrosio (hereinafter referred to as the “Executive”). This Agreement restates in full, supersedes and replaces the Employment Agreement entered into between the Executive and the Company on February 25, 2013 that was later amended in part on August 1, 2015 and all other prior employment agreements.

The Company desires that the Executive perform services for the Company pursuant to the terms and conditions set forth herein. The executive will have significant access to information concerning the Company and its business. The disclosure of such information or the engaging in competitive activities would cause substantial harm to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term. The initial term of this Agreement (the “Initial Term”) was effective as of July 1, 2018 (the “Effective Date”), and continue for sixty (60) months thereafter (unless this Agreement is terminated earlier in accordance with Section 10 below). Upon the expiration of the Initial Term, this Agreement may be automatically renewed for consecutive twelve-month terms, unless a party hereto gives the other party written notice of non-renewal, which notice must be received no later than thirty (30) days prior to the expiration of the Term. The Initial Term, together with any extension thereof, is sometimes referred to herein as the “Term.” Notwithstanding the provisions of this Section 1, the parties intend for this employment arrangement to constitute employment at will and that the Executive may terminate his employment, or be terminated by the Company, for any reason, with or without cause, upon thirty (30) days’ written notice.

2. Duties. The Executive will serve as Chief Executive Officer of the Company and acting Chief Financial Officer of the Company and shall have duties of an executive nature that are attendant to his position as described in the bylaws of the Company and as may be reasonably assigned to him by the Board of Directors of the Company (the “Board”). Exhibit A hereto defines the basic role and responsibility of the Chief Executive Officer and acting Chief Financial Officer. The Executive will report to the Board and nothing herein shall interfere with or limit the oversight responsibilities of the Board. Unless otherwise agreed to by the Executive and the Board, the Executive’s principal base of operation will be in the Murray, Utah region, with reasonable travel to the Clavo Rico mine in Honduras and other travel as necessary.

3. Full-Time; Best Efforts. The Executive shall use his best efforts to promote the interests of the Company and shall devote his full business time and efforts to its business and affairs and shall not provide management services to any other company or otherwise engage in business activities that would reasonably be expected to materially interfere with the performance of the Executive’s duties, services and responsibilities hereunder.

4. Compensation and Benefits. During the Term, the Executive will receive the following compensation and benefits (collectively the “Compensation”):

(a) Base Salary. The Executive shall be paid Four Hundred Fifty Thousand Dollars ($450,000) annually during the Term as base salary (the “Base Salary”), payable when possible by the company at the Board of Directors’ discretion. Upon approval by the Executive, partial payments may be delivered and accepted. Any unpaid annual compensation will be accrued and owed to the Executive. The Base Salary may from time to time be adjusted by the Board in its discretion as negotiated with the Executive. The Company shall pay, on behalf of the Executive, certain taxes and fees otherwise owed by the Executive.

(b) Monthly Bonus. Each month, the Executive shall receive restricted shares of the Company’s common stock worth Five Thousand Dollars ($5,000). The number of shares to be delivered under this section shall be calculated based on the average price of the volume-weighted average price of the Company’s common stock (the “VWAP”) during the twenty (20) trading days prior to the end of each calendar month. Shares shall be issued on a quarterly basis. The transfer and sale of these shares will be subject to regulation pursuant to Rule 144 of the Securities Act of 1933, as amended, and other securities regulations.

(c) Annual Bonus. The Executive is eligible for an annual bonus with a maximum amount equal to ten times his annual Base Salary, for a maximum annual payment of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Annual Bonus”). The actual amount of any Annual Bonus may be less than such target and shall be determined by the Board based on the achievement of corporate and individual objectives determined by the Board on an annual basis, in its absolute discretion. The Executive shall not be eligible for an Annual Bonus if he is terminated for any reason or resigns.

(d) Benefits. In addition to the Base Salary and Monthly and Annual Bonus payments, the Executive will also be entitled to receive health, welfare, and fringe benefits that are generally available to the Company’s management employees in accordance with the then existing terms and conditions of the Company’s policies, to be extended to the Executive’s eligible dependents when applicable. The Executive will be entitled to reimbursement of all reasonable expenses incurred by him in his performance of services on behalf of the Company hereunder, subject to the presentation of appropriate documentation and other reimbursement policies generally applicable to the Company’s management employees.

(e) Withholding. The Company will withhold from Compensation payable hereunder all applicable federal, state, and local withholding taxes.

5. Confidentiality. The Executive agrees that during the Term and thereafter:

(a) The Executive has not and will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as hereinafter defined), except as reasonably necessary or advisable in connection with the performance of the Executive’s duties for the Company, or except to the extent required by law (but only after the Executive, to the extent practicable given the nature of the legal requirement, has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all information concerning the business of the Company or of any of its subsidiaries (“Related Companies”), or any customer or vendor of any of the Related Companies (whether or not subject to copyright, patent or other intellectual property protection), that has an independent economic value from not being readily known, is not ascertainable by proper means by others and is not generally known to the public, or which would constitute a trade secret as may be defined by the Uniform Trade Secrets Act or under the laws governing this Agreement, and any oral, electronic or written communications thereof, including, but not limited to, specifications, designs, concepts, plans, programs, software, other developments relating to products and services, proposal plans, marketing data and financial information, and all copies and tangible embodiments thereof (in whatever form or medium); provided, that Confidential Information shall not include any information that is publicly available through no fault of the Executive or disclosed pursuant to applicable securities laws.

(b) The Executive has not and shall not make use whatsoever, directly or indirectly, of any Confidential Information at any time, except as reasonably necessary or advisable in connection with the performance of the Executive’s duties for the Company.

(c) Upon the Company’s request at any time and for any reason, the Executive shall immediately deliver to the Company all materials (whether in electronic or hard copy form) in the Executive’s possession which contain or relate to Confidential Information.

(d) When in possession of Confidential Information, the Executive will not engage in any transaction in the Company’s securities.

6. Intellectual Property.

(a) All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively the “Developments”) made by the Executive, either alone or in conjunction with others, at any time or at any place during his service with the Company, whether or not reduced to writing or practice during such period, which relate to the business in which any Related Company is then engaged or in which any Related Company then intends to engage, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. Any Developments employed and made by the Executive, either solely or jointly with others, within six months following the termination of the Executive’s services hereunder that relate to the Company’s actual day-to-day operations or core competencies in which the Executive was actively involved, shall be irrefutable presumed to have been made in the course of such employment with the use of the Company’s time, materials or facilities. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company without any further compensation to the Executive.

(b) If, and to the extent, any of the Developments is not considered a “work made for hire,” the Executive shall, without further compensation, assign to the Company and does hereby assign to the Company, the Executive’s entire right, title, and interest in and to all Developments. At the Company’s expense and at the Company’s request, the Executive shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce, defend, and/or maintain the Company’s proprietary rights in the Developments throughout the world. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents, with the same legal force and effect as if executed by the Executive.

7. Noncompetition. The Executive acknowledges and agrees that in the performance of this Agreement, he will be brought into frequent contact, either in person, by telephone, through electronic means or through the mails, with existing and potential customers and/or partners of the Company. The Executive also acknowledged that any Confidential Information learned by him during the Term has been developed by the Company through substantial expenditures of time and money and constitutes valuable and unique property of the Company. The Executive further understands and agrees that the foregoing makes it necessary, for the protection of the Company’s business, that the Executive not compete with the Company during the Term and not Compete with the Company for a reasonable period after the Term, as further described in the following provisions. Accordingly, the Executive agrees that so long as he is an employee of the Company and for 12 months thereafter:

(a) The Executive will not, directly or indirectly, individually or as a consultant to, or employee, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity, other than the Company or a Related Company, engage in or assist any other person or entity to engage in any business which directly or indirectly competes with any business in which the Company or Related Company is engaging or in which the Company or Related Company plans to engage or is actively evaluating engaging, during or at the time of the termination of the Executive’s engagement hereunder, anywhere in the United States or anywhere else in the world where the Company or any Related Company does business, or plans to do business or is actively evaluating doing business; provided that nothing contained herein shall prohibit the Executive from being a passive owner of less than one percent (1%) of the outstanding stock or any class of securities of any corporation or other entity that is publicly traded or privately held; and

(b) The Executive will not, directly or indirectly, individually or as a consultant to, or employee, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity solicit or endeavor to entice away from the Company or any Related Company, or offer employment or any consulting arrangement to, or otherwise materially interfere with the business relationship of the Company or any Related Company with, any person or entity who is, or was within the one-year period immediately prior to the termination of the Executive’s engagement hereunder, (i) employed by or a consultant to the Company or any Related Company or (ii) a customer or client of, supplier to or other party having material business relations with the Company or any Related Company.

8. Remedies. Without limiting the remedies available to the Company and any Related Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 5, 6, and 7 herein could result in irreparable injury to the Company and, as applicable, a Related Company, for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company and any affected Related Company, as the case may be, shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by Sections 5, 6, and 7 herein or such other equitable relief as may be required to enforce specifically any of the covenants of Sections 5, 6, and 7 herein. The foregoing provisions and the provisions of Sections 5, 6, and 7 herein shall survive the Term of this Agreement and the termination of the Executive’s engagement hereunder, and shall continue thereafter in full force and effect.

9. Recordings. The Executive hereby gives the Company and its assigns permission to capture and record his image or likeness by means of photograph, facial imaging or similar means (“Recordings”); to make reasonable edits to these Recordings at its discretion and to incorporate these Recordings into publications, brochures, databases, or any other media (“Publications”); and to use such Recordings and Publications for the limited purposes of marketing, publicizing, or otherwise promoting the products and/or services of the Company or any of its affiliates.

10. Termination. The engagement of the Executive under this Agreement may be terminated prior to the end of any Term upon thirty (30) days’ written notice by either party for any reason. Additionally, the termination of the Executive’s engagement may occur as described below:

As an at-will employee, we will offer you the following terms:

(a) By Death. Your employment shall terminate automatically upon your death. The Company shall pay to your beneficiaries or estate, as appropriate, any compensation then due and owing, including payment for accrued bonus, unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement or other Agreements, including without limitation the ability to exercise any vested and exercisable options or convertible promissory notes held by you or your heirs. Thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section 10(a) shall affect any entitlement of your heirs to the benefits of any life insurance plan or other applicable benefits.

(b) By Disability. For purposes of this Agreement, “disability” means you have a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of three (3) months or more and that causes you to be unable to perform your duties under this Agreement or to be engaged in any substantial gainful activity. If you experience such a disability, then, to the extent permitted by law, the Company may terminate your employment upon sixty (60) days’ advance written notice. Termination by disability shall be determined by a physician selected by the Board of Directors. If such physician is unable to schedule an appointment with you within ten business days of the Board of Directors’ written request, the Board of Directors, at its sole discretion, is authorized to determine whether your disability has occurred. The Company shall pay you all compensation to which you are entitled up through the last business day of the notice period, including payment for accrued unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement; thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section 10(b) shall affect your rights under any applicable Company disability plan (if then in effect).

(c) By Change of Control. In the event of an acquisition of the Company or substantially all of the Company’s assets in connection with which your employment is either involuntarily terminated without cause or voluntarily terminated as a result of a material diminution in responsibilities, the Company shall pay you your full salary and bonus override through the full term of this Agreement as well as all other unpaid amounts, if any, to which you are entitled as of the date of termination under any compensation plan or program of the Company, within ten days of the closing of the transaction constituting a change of control.

(d) For Cause Termination. The Board may terminate Executive’s employment with the Company for Cause, as defined in the following sentence. For purposes of this Agreement, (1) “Cause” means: (a) an act of dishonesty in the course of employment that is detrimental to the best interests of the Company or any of its affiliates; (b) willful conduct of Executive involving any immoral acts that impairs the reputation of the Company or any of its affiliates; (c) willful disloyalty to the Company; (d) willful refusal or failure of Executive to obey the lawful directions of the Board or the Chairman and CEO; (e) the neglect of duties and responsibilities assigned to Executive; (f) the indictment of Executive of any felony under federal, state or local law or a reasonable determination of the Board that Executive engaged in the act of sexual harassment or violated Federal securities laws; (g) the repeated use by Executive of a controlled substance without a prescription or the repeated use of alcohol that impairs Executive’s ability to carry out his duties and responsibilities; (h) violation by Executive of any of the Company’s material policies; or (i) material breach of this Agreement; and (2) a “For Cause Termination” is any termination for Cause in accordance herewith. If the Executive if Terminated For Cause, all amounts due hereunder and to Executive through the date of the Termination For Cause, accrued salary and bonus, unused vacation, expense reimbursement, notes payable, and any other benefits provided under this Agreement shall be due to executive within ten days of the termination without cause.

(e) Good Reason Termination. Executive may terminate his employment with the Company for Good Reason upon giving the Company not less than thirty (30) days written notice in advance of any proposed Date of Termination (as defined in Paragraph 4.G.) for Good Reason, which notice must a contain detailed explanation of what facts Executive believes give rise to a Good Reason Termination. For purposes of this Agreement, “Good Reason” means a termination initiated by Executive within sixty (60) days following the occurrence of (1) a significant reduction in Executive’s title, duties, or responsibilities that occurs without Executive’s consent; or (2) a material reduction in Executive’s Base Salary or Executive’s Annual Bonus opportunity. Notwithstanding anything to the contrary contained herein, the following shall not be or constitute Good Reason: (a) any isolated or inadvertent action not taken in bad faith; or (b) any action that is remedied by the Company within thirty (30) days after receipt of a written notice from Executive as described above. For the purposes of this Agreement, a “Good Reason Termination” means any termination for a Good Reason in accordance herewith. If the Executive initiates a Good Reason Termination, all amounts due hereunder for the entire Term of the Agreement, including payment for all salary for the entire Term of this Agreement, accrued salary and bonus, unused vacation, expense reimbursement, notes payable and any other benefits provided under this Agreement shall be due to executive within ten days of the termination without cause.

(f) Termination Without Cause. The Board may, at any time, terminate Executive’s employment with the Company without Cause through an Involuntary Termination. A “Termination Without Cause” is any termination of Executive’s employment by the Board that does not meet the definition of a For Cause Termination and does not include a termination by reason of Executive’s death or Disability. If the Executive is Terminated without Cause, all amounts due hereunder for the entire Term of the Agreement, including payment for all salary for the entire Term of this Agreement, accrued salary and bonus, unused vacation, expense reimbursement, notes payable, and any other benefits provided under this Agreement shall be due to executive within ten days of the termination without cause.

11. Enforceability, etc. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limited and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

12. Notices. Any notice, demand or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested as follows:

If to the Executive:

Trent D’Ambrosio

5330 South 900 East

Suite 280

Murray, Utah 84107

If to the Company:

Inception Mining Inc.

5330 South 900 East

Suite 280

Murray, Utah 84107

or at such other address as may have been furnished by such person in writing to the other party.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to its choice of law provisions.

14. Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by the Company and the Executive. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be constructed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

15. Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of the Executive are personal and may not be assigned without the Company’s prior written consent. Any assignment of this Agreement by the Company shall not constitute a termination of the Executive’s engagement hereunder.

16. Entire Agreement. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating to the subject matter contained herein.

17. Directors’ and Officers’ Insurance; Indemnification.

(a) The Company shall provide the Executive with (i) the coverage applicable to the officers of the Company under the Company’s policies of directors’ and officers’ insurance as may be in effect from time to time, and (ii) the most favorable indemnification that the Company from time to time extends to any of its officers or directors, whether under the Company’s bylaws, Certificate of Incorporation, by contract or otherwise.

(b) The Company shall amend its directors’ and officers’ liability insurance policy to add the Executive as a named insured under such policy.

(c) For so long as the Executive serves as an officer or director of the Company, the Company shall maintain directors’ and officers’ liability insurance.

18. Representations and Warranties of the Executive. The Executive represents and warrants to the Company that, as of the date hereof, neither his execution and delivery of this Agreement nor the performance of his obligations hereunder will conflict with, violate or result in a breach of any agreement or obligation to which he is a party or by which he is bound.

19. Representations and Warranties of the Company. The Company represents and warrants to the Executive that, as of the date hereof:

(a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite organizational authority to own its property and assets and to conduct its business as presently conducted or proposed to be conducted under this Agreement;

(b) it has the organizational power and authority to execute, deliver, and perform its obligations under this Agreement;

(c) all necessary action has been taken to authorize its execution, delivery, and performance of this Agreement and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity;

(d) neither its execution and delivery of this Agreement nor the performance of its obligations hereunder will:

(i)	conflict with or violate any provision of its articles of incorporation or bylaws or equivalent organizational documents;
(ii)	conflict with, violate or result in a breach of any constitution, law, judgment, regulation or order of any governmental authority applicable to it; or
(iii)	conflict with, violate or result in a breach of or constitute a default under or result in the imposition or creation of any mortgage, pledge, lien, security interest or other encumbrance under any term or condition of any mortgage, indenture, loan agreement or other agreement to which it is a party or by which its properties or assets are bound;

(e) no approval, authorization, order or consent of, or declaration, registration or filing with any governmental authority or third party is required for its valid execution, delivery and performance of this Agreement, except such as have been duly obtained or made; and

(f) there is no action, suit or proceeding, at law or in equity, by or before any court, tribunal or governmental authority or third party pending, or, to its knowledge, threatened, which, if adversely determined, would materially and adversely affect its ability to perform its obligations hereunder or the validity or enforceability of this Agreement.

20. Counterparts. This Agreement may be executed in any number if counterparts, including counterpart signature pages or counterpart facsimile signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Review of Agreement. Each party hereto acknowledges that he or it (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) is voluntarily entering into this Agreement, and (c) has not relied upon any representation or statement made by the other party (or its affiliates, equity holders, agents, representatives, employees, and attorneys) with regard to the subject matter or effect of this Agreement. The Executive also acknowledges that his compliance with certain of the provisions of this Agreement is necessary to protect the goodwill, customer relationships and Confidential Information of the Company and each Related Company.

22. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

23. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.

24. Notification of New Employer. In the event the Executive is no longer providing services to the Company under this Agreement, the Executive consents to notification by the Company to the Executive’s rights and obligations under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY	EXECUTIVE

Inception Mining Inc.	Trent D’Ambrosio

/s/ Trent D’Ambrosio	/s/ Trent D’Ambrosio